Exhibit h.8

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is made as of April 25, 2000, by and between Barclays Global Investors, N.A., a national banking association organized under the laws of the United States (“BGI”) and iShares Trust, a business trust established under the laws of the State of Delaware (“iShares”).

RECITALS

WHEREAS, pursuant to that certain “License Agreement” dated December 17, 1999 (the “License Agreement”) between Frank Russell Company (“FRC”), a Washington corporation, and BGI, BGI obtained a license to use in connection with “BGI Funds” (as that term is defined in the License Agreement) certain stock indexes owned and managed by FRC (the “FRC Indexes”), along with associated marks (the “FRC Marks”); and

WHEREAS, BGI has the right pursuant to paragraph 3 of the License Agreement to sublicense its rights thereunder to any BGI Fund, of which iShares Trust is one; and

WHEREAS, iShares Trust wishes to use the FRC Indexes and the FRC Marks in connection with the establishment of a number of exchange traded funds (each, an “ETF”), each based on a FRC Index, and to use the FRC Marks in connection with the identification and marketing of the ETFS and in connection with making disclosures about the ETFS under applicable laws, rules and regulations; and

WHEREAS, BGI wishes to grant a sublicense to iShares Trust for the use of the FRC Indexes and FRC Marks;

NOW THEREFORE, the parties agree as follows:

1. Grant of Sublicense. Subject to the terms and conditions of this Agreement, BGI hereby grants to iShares Trust a sublicense to use the FRC Indexes (and associated data and information) and the FRC Marks listed on Exhibit A in the manner set forth in, and subject to the terms of, the License Agreement, including without limitation the restriction in paragraph 3 of the License Agreement that iShares Trust will not have the further power to sublicense third parties to use the FRC Indexes and the FRC Marks.

2. Performance of Obligations Under the License. iShares Trust will be responsible for performing all of BGI’s executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the FRC Indexes and the FRC Marks in connection with the formation and operation of BGI Funds (as that term is defined in the License Agreement).

3. Fees. iShares Trust shall have no obligation to pay any sublicense fees to BGI or FRC under this sublicense agreement.

4. Termination. This Agreement shall terminate if (a) the License Agreement terminates, or (b) BGI or a BGI Affiliate ceases to exercise investment discretion over the iShares Trust or any ETF in its capacity as manager, investment adviser, trustee, or other comparable capacity. BGI shall notify iShares Trust as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, iShares Trust’s right to use the FRC Indexes and the FRC Marks shall terminate immediately.

5. Indemnification. iShares Trust shall indemnify and hold harmless BGI, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the iShares Trust or interests therein, or (b) any breach by BGI of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of iShares Trust or iShares Trust’s sublicensees, or (c) errors in the calculation of any FRC Index, or delays in the dissemination of any FRC Index, or (d) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the iShares Trust or interests therein, except to the extent such claims result from the negligence, gross negligence or willful misconduct of BGI or its affiliates. The provisions of this section shall survive termination of this Agreement.

6. Assignment. iShares will not make, or purport to make, any assignment or other transfer of this Agreement. BGI may assign its rights and obligations under this Agreement effective upon the giving of written notice to iShares.

7. Amendment. No provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

9. Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of California.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

BARCLAYS GLOBAL INVESTORS, N.A. iSHARES TRUST

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Exhibit A to Sublicense Agreement dated April 25, 2000

iShares Russell 3000 Index Fund

iShares Russell 3000 Growth Index Fund

iShares Russell 3000 Value Index Fund

iShares Russell 2000 Index Fund

iShares Russell 2000 Growth Index Fund

iShares Russell 2000 Value Index Fund

iShares Russell 1000 Index Fund

iShares Russell 1000 Growth Index Fund

iShares Russell 1000 Value Index Fund

iShares Russell Midcap Index Fund

iShares Russell Midcap Growth Index Fund

iShares Russell Midcap Value Index Fund